EXHIBIT 23.4

Consent of Schlumberger DCS

We hereby consent to the use of the name Data & Consulting Services (DCS) Division of Schlumberger Technology Corporation, the reference to our reserve estimate report for Aurora Oil & Gas Corporation (f/k/a Cadence Resources Corporation) (the "Company") dated February 14, 2008, and the use of information contained therein in the Form 10-K to be filed on or about March 7, 2008. We also consent to the incorporation by reference of the Form 10-K containing the foregoing into the Form 3 Registration Statements filed by the Company on December 21, 2007 (File Nos. 333-129695 and 333-130769) and any amendments to these Form 3 Registration Statements.

Pittsburgh, Pennsylvania
March 7, 2008
SCLUMBERGER DCS

/s/ Charles M. Boyer II
Charles M. Boyer II, P.G.
Operations Manager
Pittsburgh Consulting Services